EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2011, with respect to the financial statements and supplemental schedule of the Pre-Paid Legal Services, Inc. Employee Stock Ownership and Thrift Plan, included in this Amendment No. 2 on Form 10-K/A of Pre-Paid Legal Services, Inc. for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Pre-Paid Legal Services, Inc. on Forms S-8 (File No. 333-120403, effective November 12, 2004, File No. 33-82144, effective July 28, 1994, File No. 33-62663, effective October 3, 1995, File No. 333-53183, effective May 20, 1998 and File No. 333-38386, effective June 2, 2000).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
June 29, 2011